Woodburn and Wedge
6100 Neil Road, Suite 500
P.O. Box 2311
Reno, Nevada 89509

August 15, 2006

Neutron Enterprises, Inc.
450 Matheson Blvd. East, Unit 67
Mississauga, Ontario L4Z1R5, Canada

Re:	Common Stock of Neutron Enterprises, Inc. Registered on Form S-8 filed August 15, 2006

Gentlemen:

     We have acted as special Nevada counsel to Neutron Enterprises, Inc. (the “Company”), a Nevada corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 13,050,000 shares of the Company’s Common Stock (the “Shares”), consisting of 4,315,000 shares (the “Plan Shares”) to be issued under the Company’s Amended 2005 Stock Plan (the “Plan”), up to 1,585,000 shares issuable pursuant to stock options issued pursuant to the Plan (the “Plan Option Shares”), 6,550,000 shares issuable pursuant to options to purchase the Company’s shares (the “Non-Plan Option Shares”), and 500,000 shares issuable to the Chief Executive Officer of the Company (the “CEO Shares”) further described in a registration statement on Form S-8 filed under the Securities Act (the “Registration Statement”) on August 15, 2006.

     In connection with this opinion, we have examined the following documents:

A. Articles of Incorporation of the Company, as amended to date, on file with the Nevada Secretary of State;

B. Bylaws of the Company, as amended to date;

C. Resolutions adopted by the Board of Directors of the Company pertaining to the Shares;

D. Employment Contract dated June 20, 2006 between the Company and Mitchell Rosen;

E. Employment Contract dated June 26, 2006 between the Company and Mark Wolinsky;

F. The Registration Statement; and

G. The Exhibits constituting a part of the Registration Statement.

     In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

     As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Company. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that: (i) the Plan Shares to which the Registration Statement relates are duly and validly authorized, and when issued against payment therefore pursuant to the provisions of the Plan will be fully paid and nonassessable; (ii) the Plan Option Shares to which the Registration Statement relates are duly and validly authorized, and when issued against payment therefore pursuant to the provisions of the Plan and the options granted thereunder, will be fully paid and nonassessable; (iii) the Non-Plan Option Shares to which the Registration Statement relates are duly and validly authorized, and when issued against payment therefore pursuant to the provisions of the Non-Plan Options, will be fully paid and nonassessable; and (iv) the CEO Shares to which the Registration Statement relates are duly and validly authorized, and when issued against payment therefore pursuant to the provisions of the Employment Contract dated June 26, 2006 between the Company and Rory Olson, will be fully paid and nonassessable.

     The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters.”

Very truly yours,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard